FOR IMMEDIATE RELEASE

FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy (724) 741 - 8570
Investor Relations Contact: Ken Krause (724) 741 - 8534

MSA Announces Second Quarter Results
Local currency sales growth of 11 percent driven by a surge in G1 SCBA sales
PITTSBURGH, July 22, 2015 - Global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today reported results for the second quarter of 2015.

Quarterly Highlights

•
Reported revenue was $287 million, up 2 percent from the second quarter of 2014. Income from continuing operations was $24 million or $0.62 per diluted share. Adjusted earnings were $25 million or $0.67 per diluted share, increasing 12 percent from the second quarter of 2014.

•
Core sales grew 10 percent on a local currency basis in the quarter, with strong performance in fire service products and fixed gas and flame detection (FGFD) systems. This was offset by continued weakness in portable gas detection and industrial head protection, which are more exposed to employment levels within the energy market vertical.

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Local currency sales of self-contained breathing apparatus (SCBA) increased 41 percent globally, driven by a 90 percent increase in North America, as the manufacturing ramp up of the company’s groundbreaking G1 SCBA platform continues to gain traction. Global SCBA backlog at the end of the quarter was $77 million, compared to $82 million at the end of the first quarter of 2015 and almost $40 million at this same time a year ago.

•
Despite significant weakness in Brazil on recessionary conditions and a slower growth environment in Asia, local currency sales across emerging markets increased 9 percent. This improvement was supported by large order shipments in the Middle East and Mexico.

•
R&D investments made in new products are generating strong returns, as products developed and launched within the last five years represented 45 percent of quarterly core product revenue, compared to 32 percent a year ago.

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In the quarter, MSA used $12 million of cash flow to fund dividend payments, $7 million to repurchase common stock to offset dilution as part of its newly authorized $100 million stock repurchase plan and $4 million to service debt obligations as it continues to reduce leverage.

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Comments from Management
“Our quarterly results reflect our team's highly focused execution of our strategy, despite challenging conditions that continue to impact certain areas of our business," said William M. Lambert, MSA Chairman, President and CEO. "While certain MSA products that are more closely aligned with employment levels in the energy market continued an expected weak trajectory, we realized double-digit sales growth in SCBA, FGFD and fire helmets in the quarter. Incoming order pace for the G1 SCBA remains strong, the backlog pipeline is robust and we're hitting our stride from a production standpoint," Mr. Lambert continued, explaining that G1 SCBA manufacturing in June reflected the highest level of monthly production to date. He also noted that overall sales growth is 7 percent year-to-date on a local currency basis, tracking at the high end of the company's targeted range of mid-single digit sales growth for 2015.
“Although we saw strong sales and earnings growth in the quarter, headwinds associated with lower commodity prices, economic conditions in certain emerging markets and weakness in foreign currencies weighed on our results,” Mr. Lambert said. “Looking ahead, I expect these challenges to persist into the second half of 2015. However, the demand we're seeing for the G1 SCBA and our sizable backlog in this area provides momentum as we head into the third quarter, helping us navigate these headwinds," he concluded.

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MSA Safety Incorporated
Condensed Consolidated Statement of Income (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	$287,011	$282,493	$543,719	$547,538
Other income, net	94	45	735	401
	287,105	282,538	544,454	547,939

Cost of products sold	156,522	152,823	296,407	296,053
Selling, general and administrative	77,588	82,835	158,956	168,076
Research and development	12,984	11,943	23,898	23,184
Restructuring and other charges	227	857	958	2,757
Interest expense	2,502	2,594	4,975	5,124
Currency exchange losses (gains), net	1,557	(309)	(991)	43
	251,380	250,743	484,203	495,237

Income from continuing operations before income taxes	35,725	31,795	60,251	52,702
Provision for income taxes	12,350	9,753	27,734	17,357
Income from continuing operations	23,375	22,042	32,517	35,345
Income from discontinued operations	470	453	778	1,067
Net income	23,845	22,495	33,295	36,412
Net loss (income) attributable to noncontrolling interests	453	(7)	685	102
Net income attributable to MSA Safety Incorporated	24,298	22,488	33,980	36,514

Income from continuing operations	23,722	22,132	33,038	35,654
Income from discontinued operations	576	356	942	860
Net income attributable to MSA Safety Incorporated	24,298	22,488	33,980	36,514

Earnings per share attributable to MSA Safety Incorporated common shareholders:
Basic
Income from continuing operations	$0.63	$0.59	$0.88	$0.96
Income from discontinued operations	$0.02	$0.01	$0.03	$0.02
Net income	$0.65	$0.60	$0.91	$0.98

Diluted
Income from continuing operations	$0.62	$0.58	$0.87	$0.94
Income from discontinued operations	$0.01	$0.01	$0.03	$0.02
Net income	$0.63	$0.59	$0.90	$0.96

Basic shares outstanding	37,351	37,128	37,323	37,072
Diluted shares outstanding	37,826	37,719	37,807	37,669

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MSA Safety Incorporated
Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$88,134	$105,998
Trade receivables, net	218,833	211,440
Inventories	150,415	122,954
Other current assets	75,226	57,477
Total current assets	532,608	497,869

Property, net	144,955	151,352
Prepaid pension cost	79,330	75,017
Goodwill	248,416	252,520
Other noncurrent assets	281,270	288,034
Total assets	1,286,579	1,264,792

Liabilities and shareholders' equity
Notes payable and current portion of long-term debt	$6,667	$6,700
Accounts payable	80,465	70,210
Other current liabilities	194,223	157,147
Total current liabilities	281,355	234,057

Long-term debt	263,000	245,000
Pensions and other employee benefits	165,272	174,598
Deferred tax liabilities	28,334	26,306
Other noncurrent liabilities	16,059	46,198
Total shareholders' equity	532,559	538,633
Total liabilities and shareholders' equity	1,286,579	1,264,792

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MSA Safety Incorporated
Condensed Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$23,845	$22,495	$33,295	$36,412
Depreciation and amortization	8,727	7,656	15,664	15,115
Change in working capital and other operating	(8,196)	(24,238)	(41,246)	(36,217)
Cash from operations	24,376	5,913	7,713	15,310

Capital expenditures	(8,546)	(7,324)	(16,015)	(14,528)
Property disposals	7,969	—	7,969	—
Cash from investing	(577)	(7,324)	(8,046)	(14,528)

Cash dividends paid	(11,969)	(11,320)	(23,522)	(22,501)
Change in debt	(3,549)	4,886	18,004	20,183
Share repurchase program	(7,104)	—	(7,104)	—
Other financing	480	1,621	(255)	2,075
Cash from financing	(22,142)	(4,813)	(12,877)	(243)

Exchange rate changes	176	195	(4,654)	(621)

Increase (decrease) in cash	1,833	(6,029)	(17,864)	(82)

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MSA Safety Incorporated
Segment Information (Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014

Net sales
North America	$156,193	$138,782	$289,757	$268,303
Europe	75,317	78,883	141,330	153,821
International	55,501	64,828	112,632	125,414
Total	287,011	282,493	543,719	547,538

Net income (loss)
North America	$22,253	$19,407	$36,684	$33,667
Europe	6,596	6,780	2,159	10,232
International	2,989	3,172	6,651	7,763
Corporate	(7,655)	(7,473)	(12,492)	(15,359)
Reconciling Items	(461)	246	36	(649)
Income from continuing operations	23,722	22,132	33,038	35,654
Income from discontinued operations	576	356	942	860
Total	24,298	22,488	33,980	36,514

The Corporate segment was established on January 1, 2015 to reflect the activities of centralized functions in our corporate headquarters and to capture results in a manner that the chief operating decision maker reviews. The corporate segment primarily consists of administrative expenses and centrally-managed costs such as interest expense and foreign exchange gains or losses. Additionally, effective January 1, 2015, we changed the allocation methodology applied to Research and Development expense. The 2014 segment results have been recast to conform with current period presentation.

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MSA Safety Incorporated
Supplemental Segment Information (Unaudited)
Local Currency Revenue Growth

	Three Months Ended June 30, 2015
	Consolidated	North America	Europe	International

Breathing Apparatus	41%	90%	1%	(8)%
Fire and Rescue Helmets	11%	(3)%	(10)%	146%
Fixed Gas and Flame Detection	10%	6%	21%	—%
Fall Protection	—%	8%	(12)%	(13)%
Portable Gas Detection	(5)%	(18)%	12%	17%
Industrial Head Protection	(9)%	(8)%	20%	(16)%
Core Sales	10%	15%	9%	—%

Non-Core Sales	12%	10%	35%	(11)%

Net Sales	11%	14%	16%	(3)%

	Six Months Ended June 30, 2015
	Consolidated	North America	Europe	International

Breathing Apparatus	34%	77%	2%	(8)%
Fire and Rescue Helmets	12%	1%	(2)%	93%
Fixed Gas and Flame Detection	9%	8%	4%	23%
Fall Protection	3%	6%	5%	(2)%
Portable Gas Detection	(4)%	(18)%	19%	15%
Industrial Head Protection	(8)%	(8)%	19%	(14)%
Core Sales	9%	12%	6%	5%

Non-Core Sales	2%	(4)%	23%	(12)%

Net Sales	7%	9%	10%	—%

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MSA Safety Incorporated
Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures
Adjusted Earnings / Earnings per Share (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change

Income from continuing operations attributable to MSA Safety Incorporated	23,722	22,132	7.2%	33,038	35,654	(7.3)%
Nonrecurring tax charges associated with European reorganization	—	—		7,605	—
Income from continuing operations excluding nonrecurring tax charges	23,722	22,132	7.2%	40,643	35,654	14.0%

Asset related loss, net	332	—		332	—
Foreign currency loss / (gain), net	1,557	(309)		(991)	43
Self insured legal settlements and defense costs	256	140		342	2,257
Restructuring charges	227	857		958	2,757
Income tax expense on adjustments	(820)	(211)		(214)	(1,665)
Adjusted earnings	25,274	22,609	11.8%	41,070	39,046	5.2%

Adjusted earnings per diluted share	$0.67	$0.60	11.7%	$1.09	$1.04	4.8%
Management believes that adjusted earnings and adjusted earnings per share are useful measures for investors when analyzing ongoing operating trends. There can be no assurances that additional special items will not occur in future periods, nor that MSA's definition of adjusted earnings is consistent with that of other companies. As such, management believes that it is appropriate to consider both net income determined on a GAAP basis as well as adjusted earnings.

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About MSA:
Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life‐threatening situations. The company's comprehensive line of products is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining, and the military. The company’s core products include self‐contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection, fire and rescue helmets and fall protection devices. With 2014 revenues of $1.1 billion, MSA employs approximately 5,000 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information, visit MSA’s website at www.MSAsafety.com.

Cautionary Statement Regarding Forward-Looking Statements:
Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to all projections and anticipated levels of future performance. Forward looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Any number of factors could cause actual results to differ materially from projections or forward looking statements, including without limitation global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations and the risks of doing business in foreign countries. A full listing of these risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"), including our most recent Form 10-K filed on February 25, 2015. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on its own investor relations website at http://investors.MSAsafety.com. MSA undertakes no duty to publicly update any forward looking statements contained herein, except as required by law.

Non-GAAP Financial Measures
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings and adjusted earnings per diluted share. The presentation of these financial measures does not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of these measures, together with a reconciliation to the most directly comparable GAAP financial measure, see the Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures in the financial tables section above.
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